Exhibit 99.1

Cara Therapeutics Reports Second Quarter 2014 Financial Results

– Conference call today at 4:30pm ET –

SHELTON, CONN., August 7, 2014 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors, today announced financial results for the second quarter ended June 30, 2014.

“We made significant progress during the quarter by continuing to execute on our development plans for CR845. We are working to lay the groundwork to initiate the Phase 3 registration trials of I.V. CR845 in acute pain. We have also recently initiated an important human abuse liability trial with I.V. CR845 which will allow us to directly assess CR845’s abuse potential and will inform the eventual scheduling designation for the drug if approved for marketing. In addition, we have advanced our novel tablet formulation of Oral CR845 into Phase 1 single and multiple ascending dose studies. We expect top-line data from both the abuse liability and oral tablet clinical trials in the fourth quarter of this year,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics.

“We’ve also filed an IND and initiated a proof-of-concept study with I.V. CR845 in uremic pruritus, a non-pain indication experienced by dialysis patients where we believe the anti-itch properties of CR845 could provide an important therapeutic approach for a current unmet clinical need. We expect to report top-line data from this trial in the first half of 2015,” added Dr. Chalmers.

Second Quarter and Recent Business Highlights

•	Initiated a human abuse liability trial for I.V. CR845.

•	Initiated a Phase 1 trial of a tablet formulation of Oral CR845.

•	Submitted an IND and initiated a proof-of-concept Phase 2 study for I.V. CR845 in uremic pruritus.

•	Earned a $0.5 million development milestone from Maruishi Pharmaceuticals, Cara’s Japanese collaborator, upon the successful completion of both single and multiple ascending dose Phase 1 trials of I.V. CR845 in a Japanese population.

Expected 2014 Milestones

•	Report top-line data from a human abuse liability trial for I.V. CR845.

•	Report top-line data from Phase 1 single and multiple ascending dose trials for the tablet formulation of Oral CR845.

•	Request an End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA) in the second half of 2014 to enable initiation of registration trials for I.V. CR845 in acute pain in early 2015.

•	Maruishi Pharmaceutical’s advancement of CR845 development toward potential near-term milestones.

Second Quarter 2014 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $3.6 million, or $0.16 per basic and diluted share, for the second quarter of 2014, compared to net income available to common stockholders of $1.5 million, or $0.34 per basic share, and $5.3 million, or $0.33 per diluted share, for the same period last year. The weighted average number of shares used in the per share calculations increased to 22.6 million shares (basic and diluted) from 4.3 million shares (basic) and 16.0 million shares (diluted) for the respective periods due to common shares sold in the Company’s IPO and the automatic conversion of convertible preferred shares into common shares in connection with the IPO during the first quarter of 2014.

Revenues: License fee revenue was $0.3 million for the second quarter of 2014 related to achievement of a milestone in June 2014 under the license agreement with Maruishi, compared to $9.6 million of the upfront payment received from the execution of the license agreement with Maruishi in April 2013. Of the remaining $0.2 million of the milestone payment earned during the three months ended June 30, 2014, $0.1 million was recognized as collaborative revenue and $0.1 million was deferred. Collaborative revenue was $0.7 million for the second quarter of 2014 compared to $0.3 million in the same period of 2013. Collaborative revenue for the second quarter of 2014 and 2013 included $526 thousand and $306 thousand, respectively, of revenue that had been deferred upon entry into the license agreement with Maruishi and $132 thousand and $30 thousand, respectively, from the sale of clinical compound.

Research and Development (R&D) Expenses: R&D expenses were $3.2 million in the second quarter of 2014, compared to $2.0 million in the same period last year. The higher R&D expenses in the second quarter of 2014 were principally due to direct preclinical studies and clinical trial costs and consultant services in support of preclinical studies and clinical trials. The increase in clinical trial costs resulted from the CR845 drug manufacturing costs, Phase 1 Oral CR845 trial and tablet formulation costs, and the Phase 2 I.V. CR845 hemodialysis/uremic pruritus trial preparation costs.

General and Administrative (G&A) Expenses: G&A expenses were $1.5 million in the second quarter of 2014, compared to $1.0 million in the same period last year. The increase in the second quarter of 2014 was primarily due to increases in stock option expense, insurance costs, payroll and related costs, public/investor relations costs and professional fees, including director fees and accounting and auditing fees, partially offset by a decrease in consultant costs, primarily related to the success fee associated with obtaining the Maruishi license agreement in 2013.

Interest Income (Expense), net: Interest income (expense), net, was $56 thousand of interest income in the second quarter of 2014, compared to $1.6 million of interest expense in the second quarter of 2013. The decrease in interest expense was primarily due to the outstanding convertible promissory notes during 2013, which had generated interest expense.

Cash Position: At June 30, 2014, cash and cash equivalents totaled $62.8 million, compared to $67.0 million at March 31, 2014 and $12.4 million at December 31, 2013.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss second quarter 2014 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 75454917. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials, the potential results of planned clinical trials and future regulatory and development milestones for the Company’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

– Financial tables follow –

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$62,812	$12,357
Other receivables	480	—
Income tax receivable	57	61
Prepaid expenses & other current assets	1,706	2,140

Total current assets	65,055	14,558
Property and equipment, net	2,439	2,825
Restricted cash	700	700

Total assets	$68,194	$18,083

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$2,548	$1,958
Deferred Revenue	3,069	3,475

Total current liabilities	5,617	5,433

Deferred lease obligation	1,009	1,139

Commitments and contingencies	—	—

Convertible Preferred stock	—	65,586

Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	23	4
Additional paid-in capital	131,029	8,377
Accumulated deficit	(69,484)	(62,456)

Total stockholders’ (deficit) equity	61,568	(54,075)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$68,194	$18,083

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue:
License fees	$302	$9,637	$302	$9,637
Collaborative revenue	658	336	836	336

Total revenue	960	9,973	1,138	9,973

Operating expenses:
Research and development	3,200	2,021	5,401	2,943
General and administrative	1,472	1,033	2,870	1,621

Total operating expenses	4,672	3,054	8,271	4,564

Operating (loss) income	(3,712)	6,919	(7,133)	5,409

Interest income (expense), net	56	(1,602)	78	(2,731)

(Loss) income before benefit from income taxes	(3,656)	5,317	(7,055)	2,678

Benefit from income taxes	11	20	27	27

Net (loss) income	$(3,645)	$5,337	$(7,028)	$2,705

Net (loss) income available to common stockholders:
Basic	$(3,645)	$1,468	$(7,028)	$940
Diluted	$(3,645)	$5,337	$(7,028)	$3,596

(Loss) income per share available to common stockholders:
Basic	$(0.16)	$0.34	$(0.37)	$0.24
Diluted	$(0.16)	$0.33	$(0.37)	$0.23

Weighted average shares:
Basic	22,608,324	4,288,243	19,150,412	3,975,463
Diluted	22,608,324	15,972,449	19,150,412	15,668,778

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Annie Starr, 6 Degrees PR, 973-415-8838